Exhibit 99.1

                    First Busey Corporation Earnings Release


    URBANA, Ill., Jan. 20 /PRNewswire-FirstCall/ --

    FINANCIAL HIGHLIGHTS

    * Net income increased $1,960,000 or 11.0% to $19,864,000 for the year ended December 31, 2003, compared to $17,904,000 for the year 2002. First Busey Corporation earned $1.45 per share on a fully-diluted basis for 2003, an increase of 10.7% over per share earnings of $1.31 for 2002. Earnings for the fourth quarter of 2003 were $4,356,000 compared to $4,355,000 for the fourth quarter of 2002. Earnings per share were $0.32 for the fourth quarters of 2003 and 2002.

    * Net interest income for the year ended December 31, 2003 was $48,231,000, an increase of $2,640,000 or 5.8% from $45,591,000 for the year ended December 31, 2002. Net interest income increased $536,000 or 4.6% to $12,253,000 in the fourth quarter of 2003 compared to $11,717,000 in the fourth quarter of 2002. The Corporation benefited from lower funding costs combined with growth in the average balance of outstanding loans.

    * Provision for loan losses was $3,058,000 for the year ended December 31, 2003 compared to $3,125,000 for 2002. For the fourth quarter of 2003, the provision for loan losses was $1,680,000 as compared to $1,070,000 in the same period of 2002. The increase in provision expense for the fourth quarter of 2003 is due to loan growth and an increase in net charge-offs primarily attributable to one credit.

    * Non-interest income increased $2,148,000 or 9.5% to $24,685,000 for the year ended December 31, 2003 compared to $22,537,000 for 2002. The Corporation recognized gains of $6,183,000 from sales of mortgage loans in 2003 compared to $3,395,000 in 2002. Non- interest income decreased $430,000 or 7.1% to $5,621,000 during the fourth quarter of 2003 compared to $6,051,000 during the same period in 2002. For the quarter, growth in brokerage fees, security gains, and other operating income were offset by a significant decline in gains on the sale of mortgage loans.

    * Non-interest expense increased $1,043,000 or 2.7% to $39,969,000 for the year ended December 31, 2003 compared to $38,926,000 for 2002.
       This increase was primarily due to an increase in salary expense associated with growth in mortgage activity. Non-interest expense decreased $1,378,000 or 12.6% to $9,580,000 for the fourth quarter of 2003 compared to $10,958,000 during the same period in 2002. The quarterly decrease is attributable to lower salary expense due to decreased mortgage activity and reduced expenses related to real estate acquired in satisfaction of debt.

                              FINANCIAL SUMMARY

                             Three Months Ended       Twelve Months Ended
                                 December 31,             December 31,
                              2003         2002         2003        2002
                                  (in thousands except per share data)
    Earnings & Per Share Data
    Net income              $4,356       $4,355       19,864      $17,904
    Basic earnings per share  0.32         0.32         1.46         1.32
    Diluted earnings per
     share                    0.32         0.32         1.45         1.31
    Dividends per share       0.17         0.15         0.68         0.60

    Average Balances
    Assets              $1,509,049   $1,411,732    1,467,959   $1,341,409
    Investment securities  236,855      232,972      242,238      220,448
    Loans                1,160,352    1,062,996    1,118,667    1,015,073
    Earning assets       1,414,246    1,324,242    1,376,195    1,253,193
    Deposits             1,250,795    1,179,549    1,220,292    1,121,175
    Stockholders' equity   125,150      113,214      121,600      109,770

    Performance Ratios
    Return on average assets  1.15%        1.22%        1.35%        1.33%
    Return on average equity 13.81%       15.26%       16.34%       16.31%
    Net interest margin       3.52%        3.61%        3.60%        3.74%
    Efficiency ratio         54.06%       60.25%       54.04%       55.72%

    Loan Performance
    Net credit losses       $2,183        $(123)       2,290       $1,353
    Accruing loans 90+ days
     past due                  420          963          420          963
    Non-accrual loans        2,638        1,265        2,638        1,265
    Foreclosed assets        4,791        5,574        4,791        5,574



    December 31, 2003

    NASDAQ symbol ..................................  BUSE

    Closing price .................................   $27.00

    Price/earnings ratio ...........................  18.62x

    Price/book ratio ................................ 295%

    52-week price range ...........................   $22.40-$28.84

    Book value per share ...........................  $9.15

    Dividend per share .............................. $0.68

    Common shares outstanding .....................   13.7 million



                         CONSOLIDATED BALANCE SHEETS
                                 (unaudited)

                                                            December 31,
                                                        2003           2002
                                                          (in thousands)
    Assets
    Cash and due from banks                          $52,397        $47,645

    Investment securities                            224,733        233,830

    Loans                                          1,192,396      1,101,043

      Less allowance for loan losses                 (16,228)       (15,460)

    Net loans                                      1,176,168      1,085,583


    Premises and equipment, net                       22,223         27,359

    Goodwill and other intangibles                     9,480          9,844

    Other assets                                      37,083         31,317

    Total assets                                  $1,522,084     $1,435,578


    Liabilities & Stockholders' Equity
    Non-interest bearing deposits                   $160,578       $151,105

    Interest bearing deposits                      1,096,017      1,062,500

    Total deposits                                $1,256,595     $1,213,605

    Federal funds purchased & securities
     sold under agreements to repurchase              16,000          2,467

    Long-term debt                                    92,853         71,759

    Company obligated mandatorily
     redeemable preferred securities                  25,000         25,000

    Other liabilities                                  6,459          7,584

    Total liabilities                             $1,396,907     $1,320,415


    Common stock                                      $6,291         $6,291

    Surplus                                           20,968         20,862

    Retained earnings                                102,288         91,639

    Other comprehensive income                         9,191         10,276

    Treasury stock                                   (10,667)       (12,050)

    Unearned ESOP shares                              (2,853)        (1,759)

    Deferred compensation for stock grants               (41)           (96)

    Total stockholders' equity                      $125,177       $115,163


    Total liabilities & stockholders' equity      $1,522,084     $1,435,578



                      CONDENSED CONSOLIDATED STATEMENTS
                            OF INCOME (unaudited)


                             Three Months Ended        Twelve Months Ended
                                 December 31,              December 31,
                              2003         2002         2003         2002
                                (in thousands, except per share data)
    Interest and fees
     on loans              $16,378      $16,980      $65,603      $66,586
    Interest on investment
     securities              1,847        2,241        8,097        9,239
    Other interest income       35           92          149          260
    Total interest income  $18,260      $19,313      $73,849      $76,085

    Interest on deposits    $4,452       $6,046      $19,644      $24,598
    Interest on short-term
     borrowings                 19           54          146          394
    Interest on long-term debt 974          934        3,578        3,252
    Company obligated
     mandatorily redeemable
     preferred securities      562          562        2,250        2,250

    Total interest expense  $6,007       $7,596      $25,618      $30,494

    Net interest income    $12,253      $11,717      $48,231      $45,591
    Provision for loans
     losses                  1,680        1,070        3,058        3,125
    Net interest income
     after provision       $10,573      $10,647      $45,173      $42,466

    Trust fees              $1,148       $1,099       $4,615       $4,781
    Commissions and brokers'
     fees                      562          448        2,103        2,106
    Fees for customer
     services                2,295        2,328        9,155        8,870
    Gain on sale of loans      350        1,612        6,183        3,995
    Security gains, net        653          193          975          762
    Other                      613          371        1,654        2,023
    Total non-interest
     income                 $5,621       $6,051      $24,685      $22,537

    Salaries and employee
     benefits               $4,911       $5,234      $22,314      $21,003
    Net occupancy expense      832          797        3,158        3,076
    Furniture and equipment
     expenses                  547          873        2,446        3,112
    Other operating expenses 3,290        4,054       12,051       11,735
    Total non-interest
     expense                $9,580      $10,958      $39,969      $38,926

    Income before income
     taxes                  $6,614       $5,740      $29,889      $26,077
    Income taxes             2,258        1,385       10,025        8,173
    Net Income              $4,356       $4,355      $19,864      $17,904

    Common Share Data
    Book value               $9.15         8.49        $9.15        $8.49
    Tangible book value      $8.46         7.76        $8.46        $7.76
    Average number of
     shares outstanding 13,699,937   13,569,190   13,689,560   13,617,247
    Ending number of
     shares outstanding 13,677,477   13,568,220   13,677,477   13,568,220


                              CORPORATE PROFILE


    First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of December 31, 2003. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $113 million as of December 31, 2003. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com .

    Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately
$1.2 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $600 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 500,000 shares of stock. BUSE closed on December 31, 2003 at $27.00, an increase of 17.1% from the closing price of $23.06 on December 31, 2002.



SOURCE  First Busey Corporation
    -0-                             01/20/2004
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU:  ERN